Exhibit 99.1

Microsoft Announces Increase in Quarterly Dividend;

Gilmartin to Retire From Microsoft Board of Directors

Dividend of $0.23 per share payable in December

REDMOND, Wash. — Sept. 18, 2012 — Microsoft Corp. today announced that its board of directors declared a quarterly dividend of $0.23 per share, reflecting a 3 cent or 15 percent increase over the previous quarter’s dividend. The dividend is payable December 13, 2012 to shareholders of record on November 15, 2012. The ex-dividend date will be November 13, 2012.

The company also announced that Raymond V. Gilmartin, former chairman, president and chief executive officer of Merck & Co., Inc., has decided that after 11 years of service, he will retire from and not seek re-election to Microsoft’s board of directors at the company’s 2012 annual meeting of shareholders.

Gilmartin, 71, who joined the Microsoft board in 2001, is reducing his professional commitments to free up more personal time. “It’s been a real pleasure to work with Microsoft during a transformative period for the company, and see first-hand the vision and dedication that are reshaping Microsoft’s future and the future of the industry,” Gilmartin said.

“Ray has been a strong and insightful member of the board. We appreciate his many contributions over the past eleven years,” said Steve Ballmer, Microsoft’s chief executive officer.

With Gilmartin’s departure, the Microsoft board will have ten members: Bill Gates, Microsoft chairman; Steve Ballmer; Dina Dublon, former chief financial officer of JPMorgan Chase; Reed Hastings, founder, chairman and CEO of Netflix Inc.; Maria M. Klawe, president, Harvey Mudd College; Stephen J. Luczo, chairman, president and CEO of Seagate Technology PLC; David F. Marquardt, general partner at August Capital; Charles H. Noski, former vice chairman of Bank of America Corp.; Dr. Helmut G. W. Panke, former chairman of the board of management at BMW AG; and John W. Thompson, CEO of Virtual Instruments.

Founded in 1975, Microsoft (NASDAQ “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

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For more information, financial analysts and investors only:

Investor Relations, Microsoft, (425) 706-4400

For more information, press only:

Rapid Response Team, Waggener Edstrom Worldwide, (503) 443-7070,

rrt@WaggenerEdstrom.com

Note to editors: For more information, news and perspectives from Microsoft, please visit the Microsoft News Center at http://www.microsoft.com/news/. Web links titles were correct at time of publication, but may since have changed. Shareholder and financial information is available at http://www.microsoft.com/investor.

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